Exhibit 15.1

漢 坤 律 師 事 務 所

Han Kun Law Offices

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

Tel: (86 10) 8525 5500; Fax: (86 10) 8525 5511 / 8525 5522

北京 Beijing • 上海 Shanghai • 深圳 Shenzhen • 香港 Hong Kong

www.hankunlaw.com

April 23, 2019

To: Viomi Technology Co., Ltd (the “Company”)

Wansheng Square, Rm 1302 Tower C, Xingang East Road, Haizhu District

Guangzhou, Guangdong, 510220

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with Our VIEs and Their Shareholders” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2018 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2019. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices

CONFIDENTIALITY.  This document contains confidential information which may also be privileged.  Unless you are the addressee (or authorized to receive for the addressee), you may not copy, use, or distribute it.  If you have received it in error, please advise Han Kun Law Offices immediately by telephone or facsimile and return it promptly by mail.  Thanks.